EARNINGS RELEASE
SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2014

Willimantic, Connecticut — January 28, 2015. SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), the holding company for Savings Institute Bank and Trust Company (the “Bank”), reported net income of $1.4 million, or $0.11 diluted earnings per share, for the quarter ended December 31, 2014 versus net income of $1.0 million, or $0.08 diluted earnings per share, for the quarter ended December 31, 2013. The Company reported net income of $4.4 million, or $0.36 diluted earnings per share, for the year ended December 31, 2014 compared to a net loss of $855,000, or $0.08 diluted loss per share, for the year ended December 31, 2013.

The acquisition of Newport Bancorp, Inc. ("Newport") in September 2013 contributed to higher net income for the quarter and year ended December 31, 2014. Lower net income for the quarter and year ended December 31, 2013 was the result of costs totaling $410,000 and $2.6 million (pre-tax), respectively, associated with the acquisition of Newport. Excluding the aforementioned costs, the Company would have reported net income of $1.3 million, or $0.11 diluted earnings per share, and $1.2 million, or $0.11 diluted earnings per share, for the quarter and year ended December 31, 2013, respectively.(1)

Net interest income decreased $86,000 to $10.0 million and increased $9.5 million to $39.3 million for the quarter and year ended December 31, 2014, respectively, compared to the same periods in 2013. Net interest income increased for the year due to an increase in the average balance of loans outstanding and a lower cost of funds, offset by an increase in the average balance of interest-bearing liabilities, versus the comparable periods in 2013.

The provision for loan losses decreased $342,000 for the fourth quarter of 2014, compared to the same period in 2013, as a result of reductions in nonperforming loans and reserves for impaired loans. The provision for loan losses increased $220,000 for the year ended December 31, 2014, compared to the same period in 2013, primarily due to an increase in commercial loans outstanding, which carry a higher degree of risk than other loans held in the loan portfolio, offset by decreases in nonperforming loans and net loan charge-offs. At December 31, 2014, nonperforming loans totaled $5.0 million, compared to $7.0 million at December 31, 2013, primarily due to decreases in nonperforming multi-family and commercial mortgage loans of $2.1 million and residential mortgage loans of $393,000. Net loan charge-offs were $166,000 and $658,000 for the quarter and year ended December 31, 2014, respectively, consisting primarily of residential mortgage loan charge-offs. Net loan charge-offs were $92,000 and $790,000 for the quarter and year ended December 31, 2013, respectively.

Noninterest income decreased $74,000 to $2.5 million and increased $1.9 million to $10.2 million for the quarter and year ended December 31, 2014, respectively, versus the comparable periods in the prior year. Increases in service fees, the cash surrender value of bank-owned life insurance and wealth management fees contributed to higher noninterest income during 2014, offset by a decline in mortgage banking activities and a reduction in the fair value of certain derivative instruments. Services fees decreased $103,000 for the fourth quarter of 2014, compared to the fourth quarter of 2013, predominately due to lower overdraft privilege fees. Service fees increased $1.2 million for the year ended December 31, 2014 as a result of additional deposit customers from the Newport acquisition and fees associated with higher electronic banking usage, compared to the prior year. Mortgage banking fees declined $25,000 and $548,000 for the quarter and year ended December 31, 2014, respectively, due to a lower volume of residential mortgage loan sales as compared to 2013. Other noninterest income for 2014 included the reimbursement of $250,000 in legal fees and other foreclosure expenses incurred in a prior period on two commercial loans, partially offset by an impairment charge of $175,000 to reduce the carrying value of one of the Bank's small business investment company limited partnerships. For the quarter and year ended December 31, 2013, the Company realized net losses of $236,000 and $1.2 million, respectively, primarily related to the sale of $6.0 million in collateralized debt obligations and non-agency mortgage-backed securities previously classified as substandard, offset by a gain of $201,000 on the sale of $3.0 million in commercial business loans held for investment.

Noninterest expenses decreased $302,000 for the fourth quarter of 2014 and increased $3.8 million for the year ended December 31, 2014, compared to the same periods in 2013. Excluding merger costs, noninterest expenses increased for both the quarter and year ended December 31, 2014 as a result of incremental operating costs attributable to the six branches acquired in the Newport merger. Salaries and employee benefits declined $128,000 during the fourth quarter of 2014 and increased $2.1 million for the year ended December 31, 2014 as a result of additional staff and higher benefit costs. Outside professional services expense increased primarily as a result of contractual payment obligations to former Newport officers under their noncompetition agreements. Higher other noninterest expenses for 2014 were comprised of increases in fraudulent debit card transactions of $412,000, core deposit intangible amortization of $613,000 associated with the assumption of Newport deposits and prepayment penalties totaling $110,000 for the early extinguishment of certain higher rate Federal Home Loan Bank ("FHLB") borrowings. For the comparable periods in 2013, noninterest expenses included pre-tax merger costs for the acquisition of Newport of $410,000 during the fourth quarter and $2.6 million of merger costs and $659,000 of prepayment penalties for the early extinguishment of FHLB borrowings for the year.
Total assets increased $4.2 million, or 0.3%, to $1.35 billion at December 31, 2014. Cash and cash equivalents increased $11.9 million primarily due to an increase of $13.5 million in interest-bearing assets, offset by decreases in FHLB stock of $2.8 million and net loans receivable of $2.5 million. The lower balance of net loans receivable reflects decreases in residential mortgage loans of $19.2 million and commercial business loans of $2.4 million, offset by increases in multi-family and commercial mortgage loans of $12.7 million and consumer loans of $3.9 million. Loan originations for 2014 included $63.6 million and $59.3 million in commercial and residential mortgage loans, respectively, and $28.3 million and $16.7 million in consumer loans and commercial business loans, respectively.

Total liabilities decreased $743,000, or 0.1%, at December 31, 2014. The decrease in total liabilities included decreases in borrowings of $28.0 million from $184.5 million at December 31, 2013 to $156.5 million at December 31, 2014 resulting from net repayments of FHLB advances, offset by an increase of $26.0 million in deposits. Contributing to higher deposits were increases in certificates of deposit of $26.9 million and noninterest-bearing deposits of $6.6 million, offset by a decrease of $7.0 million in NOW and money market accounts. Deposit growth remained strong due to continued marketing and promotional initiatives and competitively-priced deposit products.

Total shareholders’ equity increased $4.9 million from $152.8 million at December 31, 2013 to $157.7 million at December 31, 2014. The increase in shareholders' equity was attributable to net income of $4.4 million, an increase in unrealized gains on available for sale securities aggregating $841,000 (net of taxes) and an unrealized gain of $102,000 on an interest-rate swap derivative, offset by dividends of $1.5 million and common shares repurchased totaling $841,000. At December 31, 2014, the Bank’s regulatory capital exceeded the amounts required for it to be considered “well-capitalized” under applicable regulatory capital guidelines.

“We are pleased with our results for 2014, representing our first full year of operations following the September 2013 merger with Newport. We experienced improvement in both asset quality and our net interest margin year over year, while noninterest expenses continue to trend downward as merger-related efficiencies and other cost saving measures are realized," commented Rheo A. Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-six branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

Non-GAAP Financial Measures
We believe that certain non-GAAP financial measures provide investors with information useful in understanding our financial performance, our performance trends and financial position. Specifically, we provide measures based on what we believe are our operating earnings on a consistent basis and exclude non-core operating items which affect the GAAP reporting of results of operations. We, as well as securities analysts, investors and other interested parties, use these measures to compare peer company operating performance. We believe that our presentation and discussion, together with the accompanying reconciliations, provide a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.
(1) The table below presents a reconciliation of net income (loss) and net income (loss) per share to shareholders, excluding the tax-affected transaction costs related to the acquisition of Newport, for the quarter and year ended December 31, 2013.

Net Income (Loss):	Quarter Ended	Year Ended
(In Thousands)	December 31, 2013	December 31, 2013
Net income (loss) as reported	$1,024	$(855)
Merger-related transaction costs (after tax)	286	2,031
Net income adjusted for merger-related transaction costs	$1,310	$1,176

Earnings Per Share:
Basic and diluted as reported	$0.08	$(0.08)
Merger-related transaction costs (after tax)	0.03	0.19
Basic and diluted adjusted for merger-related transaction costs	$0.11	$0.11
Forward-Looking Statements
This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the ability to successfully integrate the operations of the former Newport Bancorp, Inc., the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, including the section entitled “Risk Factors,” and subsequent Quarterly Reports on Form 10-Q filed with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

	December 31,	December 31,
(Dollars in Thousands / Unaudited)	2014	2013

ASSETS
Noninterest-bearing cash and due from banks	$18,965	$20,554
Interest-bearing cash and cash equivalents	20,286	6,767
Securities	183,373	183,329
Loans held for sale	747	1,764
Loans receivable, net	1,044,864	1,047,410
Bank-owned life insurance	21,306	20,726
Premises and equipment, net	21,711	21,090
Intangible assets	18,697	19,566
Deferred tax asset	8,048	9,705
Other real estate owned, net	1,271	2,429
Other assets	11,265	13,039

Total assets	$1,350,533	$1,346,379

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$1,010,713	$984,749
Borrowings	156,525	184,520
Other liabilities	25,556	24,268
Total liabilities	1,192,794	1,193,537

Shareholders' equity	157,739	152,842

Total liabilities and shareholders' equity	$1,350,533	$1,346,379

SELECTED OPERATING DATA:

	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in Thousands / Unaudited)	2014	2013	2014	2013

Interest and dividend income	$12,039	$12,184	$47,521	$38,192
Interest expense	2,038	2,097	8,243	8,454
Net interest income	10,001	10,087	39,278	29,738

Provision for loan losses	344	686	1,539	1,319
Net interest income after provision for loan losses	9,657	9,401	37,739	28,419

Noninterest income	2,486	2,560	10,166	8,305
Noninterest expenses	10,211	10,513	41,506	37,677
Income (loss) before income taxes	1,932	1,448	6,399	(953)

Income tax provision (benefit)	541	424	1,988	(98)
Net income (loss)	$1,391	$1,024	$4,411	$(855)

SELECTED OPERATING DATA - Concluded:

	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2014	2013	2014	2013

Earnings (loss) per share:
Basic	$0.11	$0.08	$0.36	$(0.08)
Diluted	$0.11	$0.08	$0.36	$(0.08)

Weighted average shares outstanding:
Basic	12,306,784	12,274,489	12,313,549	10,434,191
Diluted	12,329,946	12,322,115	12,347,129	10,434,191

SELECTED FINANCIAL RATIOS:

	At or For the		At or For the
	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in Thousands, Except Per Share Data / Unaudited)	2014	2013	2014	2013

Selected Performance Ratios:
Return (loss) on average assets (1)	0.41%	0.30%	0.33%	(0.08)%
Return (loss) on average equity (1)	3.49	2.63	2.82	(0.63)
Interest rate spread	2.99	3.04	2.97	2.74
Net interest margin	3.14	3.17	3.11	2.93
Efficiency ratio (2)	81.77	81.60	84.05	96.10

Asset Quality Ratios:
Allowance for loan losses			$7,797	$6,916
Allowance for loan losses as a percent of total loans (3)			0.74%	0.66%
Allowance for loan losses as a percent of nonperforming loans			155.88%	98.90%
Nonperforming loans			$5,002	$6,993
Nonperforming loans as a percent of total loans (3)			0.48%	0.66%
Nonperforming assets (4)			$6,273	$9,422
Nonperforming assets as a percent of total assets			0.46%	0.70%

Per Share Data:
Book value per share			$12.35	$11.94
Less: Intangible assets per share (5)			(1.46)	(1.53)
Tangible book value per share (5)			10.89	10.41
Dividends per share			0.12	0.12

(1) Quarterly ratios have been annualized.
(2) Represents noninterest expenses divided by the sum of net interest and noninterest income, less any realized gains or losses on the sale of securities and other-than-temporary impairment on securities.

(3) Total loans exclude deferred fees and costs.
(4) Nonperforming assets consist of nonperforming loans and other real estate owned.
(5) Tangible book value per share equals book value per share less the effect of intangible assets, which consisted of goodwill and other intangibles of $18.7 million and $19.6 million at December 31, 2014 and 2013, respectively.

CONTACT:
Catherine Pomerleau, Executive Assistant/Investor Relations Administrator
Email: investorrelations@banksi.com
(860) 456-6514